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                                                                    EXHIBIT 99.2


MEDIA CONTACT:                                           PR2000-08

Marlene Somsak
Palm, Inc.
408.326.7513
marlene somsak@palm.com
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                     PALM ADOPTS SHAREHOLDERS' RIGHTS PLAN


SANTA CLARA, Calif., October 3, 2000 -- Palm, Inc. (Nasdaq: PALM) today announced that its board of directors has adopted a Shareholders' Rights Plan. Under the plan, Palm will issue a dividend of one right for each share of common stock -- par value of $0.001 per share -- of the company held by stockholders of record as of the close of business on Nov. 6, 2000. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. Palm added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $ 370. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited party acquirer, for shares of the company or of the third-party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

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About Palm, Inc.
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Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers (source: IDC, December 1999). Based on the Palm OS/(R)/ platform, Palm's handheld solutions allow people to carry and access their most critical information with them wherever they go. Palm handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions. The Palm OS platform is also the foundation for products from Palm's licensees and strategic partners, such as Cresenda Wireless; ePocrates, Inc.; Franklin-Covey; Handspring; IBM; Sony; Symbol Technologies; and TRG. Platform licensees also include Kyocera and Nokia. Palm went public on March 2, 2000. Its stock is traded on the Nasdaq national market under the symbol PALM. More information is available at www.palm.com.
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Palm OS is a registered trademark of Palm, Inc. or its subsidiaries.

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